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                             CONSENT TO SUBLEASE

   THIS CONSENT TO SUBLEASE ("Consent") dated as of May 15, 1996, is made with reference that certain Sublease dated May 15, 1996, (the "Sublease") by and between Xyvision, Inc., a Delaware corporation having an address of 101 Edgewater Drive, Wakefield, MA 01880 ("Sublandlord"), and Boston Technology, Inc., a Delaware corporation having an address of 100 Quannapowitt Parkway, Wakefield, MA 01880 ("Subtenant"), and is entered into by and amount Edward
W. Callan, Trustee of EWC Realty Trust ("Overlandlord"), Sublandlord, and Subtenant, with reference to the following facts:
A. Overlandlord and Sublandlord are the parties to that certain lease dated as of April 3, 1995 as amended by Amendment to Net Building Lease dated May 30, 1986 and by Lease Amendment No. 2 dated October 27, 1992 (collectively referred to as the Overlease");
B. Sublandlord and Subtenant wish to enter into the Sublease;
C. The Overlease provides, inter alia, that Sublandlord may not enter into any sublease without Overlandlord's prior written approval; and
D. Sublandlord and Subtenant have presented the fully executed Sublease (a true copy of which is attached hereto) to Overlandlord for Overlandlord's approval.

   NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
1. Overlandlord hereby consents to the Sublease upon the terms and conditions set forth in the General Conditions to Consent of Sublease attached hereto and made an integral part hereof.
2. Sublandlord and Subtenant hereby acknowledge receipt of the General Conditions to Consent of Sublease and further acknowledge that Overlandlord's consent is subject to such General Conditions, and that in the event of a conflict between the General Conditions and the Overlease or Sublease, the General Conditions shall control.

   EXECUTED under seal as of the date first written above.
Overlandlord:Sublandlord:
EDWARD W. CALLAN, TRUSTEEXYVISION, INC.
OF EWC REALTY TRUST
 BY: BY: /S/ EUGENE P. SENETA
LTS:  LTS: VICE PRESIDENT AND CFO
HEREUNTO DULY AUTHORIZEDHEREUNTO DULY AUTHORIZED
SUBTENANT:
BOSTON TECHNOLOGY, INC.
   BY: /S/ DEL WNOROWSKI
 LTS; SENIOR VICE PRESIDENT
    HEREUNTO DULY AUTHORIZED

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                  GENERAL CONDITIONS OF CONSENT TO SUBLEASE

   The following terms and conditions are an integral part of the foregoing Consent to Sublease.
1. Neither the Overlease, the Sublease nor this Consent shall be deemed, nor such documents intended, to grant to Subtenant any rights whatsoever against Overlandlord. Subtenant hereby acknowledges and agrees that its sole remedy for any alleged or actual breach of its rights in connection with the Sublease shall be solely against Sublandlord. Subtenant acknowledges and agrees that it is not a third party beneficiary under the Overlease, and is not entitled to assert any of Sublandlord's rights thereunder against Overlandlord, whether in its own right or on behalf of Sublandlord.
2. This Consent shall not release Sublandlord from any existing or future duty, obligation or lability to Overlandlord pursuant to the Overlease, nor shall this Consent change, modify or amend the Overlease in any manner, except insofar as it constitutes Overlandlord's consent to the Sublease. Notwithstanding the generality of the foregoing, this Consent expressly shall not absolve Sublandlord from any requirement set forth in the Overlease that Sublandlor obtain Overlandlord's prior written approval of any additional subleases, assignments or other dispositions of its interest in the Overlease or the Premises (as defined in the Overlease).
3. (a) In the event of Overlease Termination (as hereinafter defined) prior to the termination of the Sublease, and subject to the provisions of Section 3(b) hereof, or in the event of Overlandlord's right to terminate Sublandlord's (and as a result Subtenant's) right of possession to the premises which Subtenant subleases from Sublandlord ("Subleased Premises") and the interest of Sublandlord (and as a result Subtenant) therein, Overlandlord may, at its sole discretion, but shall not be required, require Subtenant to assume and agree to perform Sublandlord's obligations under the Overlease with respect to the Subleased Premises. Such assumption by Subtenant of each and every one of the obligations of Sublandlord under the Overlease with respect to the Subleased Premises shall entitle the Subtenant to occupy the Subleased Premises leased pursuant to the Overlease, but shall not relieve Sublandlord from any liability to Overlandlord under the Overlease. In the event of such assumption, Subtenant agrees to execute and deliver at any time and from time to time, upon request of Overlandlord, any instruments which may be necessary or appropriate to evidence such assumption and Subtenant hereby irrevocably appoints Overlandlord as its attorney in fact, coupled with an interest to execute on behalf of Subtenant any documents or instruments necessary to evidence such assumption in the event of such assumption, Overlandlord shall not (i) be liable to Subtenant for any act, omission or breach of the Sublease by Sublandlord, (ii) be subject to any offsets of defenses which subtenant might have against Sublandlord, (iii) be bound by any rent or additional rent which subtenant might have paid in advance to Sublandlord, (iv) be bound to honor any rights of Subtenant in any security deposit made with Sublandlord by Subtenant except to the extent Sublandlord has specifically assigned and turned over such security deposits to Overlandlord, or (v) be bound by any provision of the Sublease. Sublandlord hereby agrees that in the event of Overlease Termination, and subject to the provisions of Section 3(b) hereof, at Overlandlord's request, Sublandlord shall immediately pay or transfer to Overlandlord any security deposits, rent or other sums then held by Sublandlord in connection with the subleasing of the Sublease Premises. such security deposit may be applied by Overlandlord pursuant to the terms of the Overlease in the event of any holding over or other default by the Subtenant after a Overlease Termination. Subtenant hereby agrees that under no circumstances whatsoever shall Overlandlord be held in any way responsible or accountable for any security deposit or any sums paid by Subtenant to Sublandlord unless and until and to the extent that Overlandlord has actually received such sums from Sublandlord and has acknowledged their source, and Subtenant shall have no claim to any security or other deposit made by Sublandlord under the Overlease.
(b) "Overlease Termination" means any event, which by voluntary or involuntary act or by operation of law, might cause or permit the Overlease to be terminated, expire, or be canceled, including, but not limited to, (1) a default by Sublandlord under the Overlease or any of the terms and provisions hereof; (2) foreclosure proceedings brought by the holder of any mortgage or trust deed to which the Overlease is subject; (3) the termination of Sublandlord's leasehold

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estate by dispossession proceeding or otherwise; and (4) termination of the
Overlease in accordance with its terms.
 4. In addition to Overlandlord's rights under Section 3 hereof, in the event Sublandlord is in default under any of the terms and provisions of the Overlease, Overlandlord may elect to receive directly from Subtenant all sums due or payable to Sublandlord by Subtenant pursuant to the Sublease and upon receipt of Overlandlords's notice, Subtenant shall thereafter pay to Overlandlord any and all sums becoming due or payable under the Sublease and Sublandlord shall receive from Overlandlord a corresponding credit for such sums actually received by Overlandlord. against any and all payments then owing from Sublandlord. Neither the service of such written notice nor the receipt of such direct payments shall cause Overlandlord to assume any of Sublandlord's duties, obligations and/or liabilities under the Sublease, nor shall such event imposed upon Overlandlord the duty or obligation to honor the Sublease, nor subsequently to accept any purported attornment by Subtenant. Sublandlord grants Overlandlord a security interest in all such payments due to Sublandlord from Subtenant, which security interest Overlandlord may perfect by filing a UCC-1 (which Sublandlord shall sign within three (3) days of Overlandlord's request and Sublandlord hereby irrevocably appoints Overlandlord as its attorney-in-fact, coupled with an interest, to execute on behalf of Sublandlord and file such instrument if Sublandlord fails to do so). Overlandlord shall credit payments actually received pursuant to this conditional assignment to Sublandlord's obligations under the lease.
 5. Subtenant hereby acknowledges that it has read and has knowledge of all of the terms, provisions, rules and regulations of the Overlease and agrees not to do or omit to do anything which would cause Sublandlord to be in breach of the Overlease. Any such act or omission also shall constitute a breach of the Overlease and this Consent shall entitle Overlandlord to recover any damage, loss, cost, or expense which it thereby suffers, from Sublandlord and/or Subtenant.
 6. In the event of any litigation between the parties hereto with respect to the subject matter hereof, the unsuccessful party agrees to pay the successful party all reasonable costs, expense and attorney's fees incurred therein by the successful party which amounts may be included as a part of a judgement rendered therein.
 7. The parties acknowledge that the Sublease constitutes the entire agreement between Sublandlord and Subtenant with respect to the subject matter thereof insofar as Overlandlord may be concerned, and that no amendment, termination, modification or change therein will be binding upon Overlandlord unless Overlandlord shall have given its prior written consent thereto.
 8. This Consent shall be binding upon and shall inure to the benefit of the parties' respective successors in interest and assigns, subject at all times, nevertheless, to all agreements and restrictions contained in the Overlease, the Sublease, and herein, with respect to subleasing, assignment or other transfer and the foregoing shall not be deemed to limit or negate Overlandlord's rights to prohibit or condition its consent to a future dispossession of Sublandlord's or Subtenant's interests. The agreements contained herein constitute the entire understanding between parties with respect to the subject matter hereof, and supersede all prior agreements, written or oral, inconsistent herewith. Sublandlord and Subtenant warrant and agree that neither Overlandlord nor any of its agents or other representatives have made any representations concerning the Premises, the Subleased Premises, their condition, the Sublease or the Overlease.
 9. Notice required or desired to be given hereunder shall be effective either upon personal delivery of three (3) days after deposit in the United States mail, by registered or certified mail, return receipt required, or by reputable delivery service, proof of delivery required, addressed to parties at the addresses set forth in this Consent (and if no addresses are so listed, then to the Overlandlord at the address set forth in the Overlease for the payment of rent, or to Sublandlord or Subtenant at the address of the Premises or of the Subleased Presmises, respectively). Any party may change its address for notice by given notice in the manner hereinabove provided.
10. Sublandlord and Subtenant agree to indemnify and hold Overlandlord harmless from and against any loss, cost, expense, damage or liability, including reasonable attorney's fees, incurred as a result of a claim by any person or entity (i) that it is entitled to a commission, finder's fee or like payment in connection with the Sublease or (ii) relating to or arising out of the Sublease or any related

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agreements or dealings.
11. Notwithstanding anything to the contrary set forth herein or elsewhere, if the Overlease was guaranteed at the time of execution or at any time prior hereto by any guarantor, then Sublandlord shall deliver to Overlandlord with this Consent a counterpart of this Consent indicating the approval thereof by any and all such guarantor(s).
Subtenant:Sublandlord:
BOSTON TECHNOLOGY, INC.XYVISION, INC.
By: /s/ Del Wnorowski
By: /s/ Eugene P. Seneta
lts Senior Vice President
  lts Vice President and CFO
   hereunto duly authorizedhereunto duly authorized

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